EXHIBIT 99.2

Conference Call Speech Full Year 2010

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

      The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2010.

      Before concentrating on the numbers, I'd like review what we have accomplished in the last year and our estimates looking forward. 2010 was a good year for FSI and I'm extremely proud of how our team performed. Our dedication to lean operations, low leverage and sales into multiple market verticals has served us well. Last year, for instance agriculture maintained our top line revenue growth when oilfield business was constrained by contract renewal activities at Norwegian oil service companies.

Among our significant achievements for 2010:

      We returned to historical growth levels higher than 15% per year compounded.

      We achieved record sales of 11.5 million, exceeding the 2008 record by over a million dollars.

      We increased distribution of agricultural products leading to very strong revenue growth in this market vertical.

      We recovered the oilfield and detergent volumes lost during the recession and even increased total sales in both market verticals.

      In the first part of 2011, we completed projects started in 2010 to strengthen our balance sheet and increase shareholder value.

      First, we reduced the issued and fully diluted share count very substantially through an attractively priced buyback and option expiry respectively.

      Second, we obtained a revolving line of credit at excellent terms that can be used to fund our growth without issuing equity.

     I want to speak about the biomass factory in Alberta, Canada. The equipment we have waited so long for has been delivered and is almost ready for testing. The Alberta steam inspector has asked for additional data before we can run the equipment. We believe we can supply the data in days, not weeks and proceed to testing and then production. This plant is designed to supply our Chicago operations with most of the aspartic acid that they use for making poly-aspartic acid. By using sugar in Alberta, we de-link our raw material supply from oil, our current source, shorten our supply line by several weeks and thousands of miles and dramatically improve the sustainable content of our finished products. Production from sugar will result in reduced costs and the opportunity to gain customers who insist on renewable-based materials. As the financials show, the Alberta plant is not needed for a strong and growing company but it is wanted to improve our products and reduce our costs and risks.

The NanoChem Division:

      This division makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses. It now represents 90% of revenue and is the main sales and profit driver of our company. In the detergent market we continue to proceed toward our first sale to one of the biggest world manufacturers. Our samples of polyaspartates made entirely from sugar have been provided to this potential customer and we have received confirmation that they work as well as our oil based products. The market for our product in detergent is estimated as greater than 350 million dollars per year.

      TPA is used in agriculture to increase crop yield. In North America alone, the wholesale market is over 2 billion a year and most crops are able to use TPA profitably. 2010 was a good year for fertilizers and additives. The market vertical saw excellent growth. A new distributor, signed in late 2009 has grown sales faster than any group we have worked with. Based on their stellar 2010 performance, we hope to see good growth for TPA in agriculture in 2011 and even more in 2012 when yet another motivated new distributor is expected to generate significant sales.

      TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries must use TPA as part of environmental regulation. In 2010 oilfield TPA sales returned as predicted and total oilfield sales are expected to increase again in 2011 and 2012.

Q1 AND REST OF 2011:

      Revenue in the first 2.5 months of 2011 has been stronger than 2010. Agriculture has led the way and swimming pool revenue has surprised on the upside. The peak in pool revenue straddles Q1 and Q2 so it is too early to predict the full year in that division. Oilfield sales are also tracking higher than 2010 with the growth driven by both new contracts for our standard products and new uses of our improved TPA's that have been developed and proven over the last several years. The last 12 months have seen an increased willingness by detergent manufacturers to consider biodegradable compounds and we have added new detergent customers as well as increasing sales to existing companies.

      We are reasonably confident that revenue growth will continue through 2011 and 2012, likely at a rate of 15% or higher, but variable from quarter to quarter as is usual for small companies.

Highlights of the financial results:

      Sales for the year increased 17% to $11.5 million compared with $9.78 million for 2009. The result was a loss of $190 thousand or $0.01 per share in the 2010 period, compared to a loss of $743 thousand or $0.05 per share, in 2009.

      Sales in Q4 were 2.6 million, up 8% compared to 2.4 million in the year earlier period. We do not believe that the lower % growth in Q4 is indicative; rather we think future growth should mimic the full year data.

      Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses, income tax and one-time items from the statement of operations.

     For full year 2010, operating cash flow was $1.91 million, 14 cents per share compared to $956 thousand and 7 cents per share in 2009. We are very pleased with this result. The Alberta plant is close to operation and we expect that once it begins covering its expenses with production, the company as a whole will show significant net profits. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of March 31st.

      Income taxes: Our financials include $770 thousand in income tax paid. The Canadian division, Flexible Solutions Ltd, is accumulating losses as the Alberta factory is expensed and, soon, depreciated. This is a planned, short-term situation since the Alberta plant will generate significant profit once it begins selling aspartic acid to the NanoChem division in the US. The NanoChem division, of course, must remit taxes to the US government based on its income as a separate US company.

      Finally, our other product lines, Watersavr has had many more inquiries over the last several months. At least one large prospect is close to ordering. We are continuing our efforts in Turkey, Morocco, parts of the far-east, Australia and Spain. Swimming pools will be managed to optimize cash flow for support to other divisions. By providing a small portion of our Alberta factory to the Pool Division, we have reduced lease costs by $120 thousand a year, cash that can be used to drive other projects forward. The Swimming pool products, Ecosavr and Heatsavr, do continue to gain customers and the business is a good one - just not as fast growing as our other divisions. Our prospective partner for the BTI product has declined to continue citing too many other opportunities. We will look for alternative partners.

     The text of this speech will be  available  on our website by Monday  April
4th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.